Exhibit 99.1

FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES
REVISED GUIDANCE FOR THIRD QUARTER 2015 AND
GUIDANCE FOR FOURTH QUARTER 2015
CUDAHY, WI - October 26, 2015 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today announced a revision to its guidance for the third quarter of 2015 and guidance for the fourth quarter of 2015.
Based on currently available information, the company anticipates revenues for the third quarter of 2015 to be in the range of $490 million to $500 million and expects diluted earnings per share available to common stockholders, excluding transaction expenses, to be between $0.14 and $0.17. The reduction in the third quarter 2015 guidance reflects the following items: losses associated with the termination of certain independent contractor lease purchase guaranty programs, which are expected to have an impact of $0.08 per share; and charges associated with increased accidents and a corresponding increase in insurance and claims expense, which are expected to have an impact of $0.06 per share; and continuing soft demand for TL, LTL, and intermodal services from customers in selected industrial sectors.
Mark DiBlasi, President and CEO of Roadrunner, said, "Although certain parts of our business, such as OEM and international, realized expected business levels during the quarter, our TL, LTL, and intermodal services saw continuing soft demand from customers. Historically, the third quarter starts slow and finishes strong. In 2015, July volumes were weaker than normal, and we did not see the typical rebound in August and September, resulting in lower volumes than anticipated. Our TL segment is heavily weighted toward refrigerated food items, which were impacted by lower than expected poultry, beef and produce freight due to the recent Midwest and West Coast droughts and the bird flu epidemic. Intermodal volumes were also lower than anticipated, especially in the West Coast ports. Our LTL segment was impacted by an overall weak economic climate in the markets we serve, as well as aggressive pricing activity, particularly in September. Finally, excess capacity during the quarter put downward pressure on non-contractual pricing across all of our segments, particularly spot market pricing and certain LTL pricing.
"We do not currently foresee a significant rebound in demand characteristics or pricing in the fourth quarter. Accordingly, for the fourth quarter of 2015, we anticipate our revenues to be in the range of $485 million to $510 million and our diluted earnings per share available to common stockholders, excluding transaction expenses, to be between $0.31 and $0.35."
As previously announced, the company will host a conference call to discuss its financial results for the third quarter ended September 30, 2015 on Thursday, November 5, 2015, at 4:30 p.m. Eastern Time. The company will release its 2015 third quarter financial results that day immediately after market close.
About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics service provider offering a comprehensive suite of global supply chain solutions, including customized and expedited less-than-truckload, truckload logistics, intermodal solutions, freight consolidation, inventory management, expedited services, air freight, international freight forwarding, Customs brokerage and transportation management solutions. For more information, please visit Roadrunner's website, www.rrts.com.
Safe Harbor Statement
This press release contains forward-looking statements that relate to future events or performance. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. In particular, this press release contains forward-looking statements about our expected revenues, diluted earnings per share available to common stockholders, and weighted average diluted shares outstanding for the third quarter of 2015; the termination of certain lease purchase guaranty programs; charges associated with increased accidents and a corresponding increase in insurance and claims expense; continuing soft demand for TL, LTL, and intermodal services from customers in selected industrial sectors; the demand characteristics and pricing in our industry in the fourth quarter of 2015; and our expected revenues, diluted earnings per share available to common stockholders, and weighted averaged diluted shares outstanding for the fourth quarter of 2015. These statements reflect our current expectations, and we do not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized, except as required by law. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to one or more significant claims and the cost of maintaining insurance, including increased premiums and insurance in excess of prior experience levels; the cost of compliance with, liability for violations of, or modifications to existing or future governmental regulations; the effect of environmental regulations; a decrease in the levels of capacity in the over-the-road freight sector; our ability to execute our acquisition strategy and to integrate acquired companies; our international operations; our indebtedness and compliance with the covenants in our senior credit facility; the unpredictability of and potential fluctuation in the price and availability of fuel; the economic environment; competition in the transportation industry; our reliance on independent contractors to provide transportation services to our customers; and other "Risk Factors" set forth in our most recent SEC filings.
Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648

Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com